Exhibit 99.1

FOR IMMEDIATE RELEASE	Company Contacts
Investors: James Zeumer
(248) 433-4502
jim.zeumer@pultegroup.com

News Media: Caryn Klebba
(248) 433-4840
Caryn.klebba@pultegroup.com

PULTEGROUP, INC. REPORTS FIRST QUARTER 2010 FINANCIAL RESULTS

•	First Quarter Loss of $0.03 Per Share, Compared With Prior Year Loss of $2.02 Per Share

•	Improvements in Quarterly Financial Results Reflect Continued Expansion of Gross Margins, Increased SG&A Leverage and Significant Reduction in Land-Related Charges

•	Closings Increase 77% to 3,795 Homes, as Total Revenue Climbs to $1 Billion

•	First Quarter Impairments and Land-Related Charges Drop to $8 Million from $410 Million in 2009

•	Backlog Value Doubles Over Prior Year to $1.7 Billion, Representing 6,456 Homes

•	Company Ends Quarter with $2.6 Billion Cash Balance; Net-Debt-to-Total- Capitalization Ratio Drops to 35%

•	Improved Q1 Results Put Company in Position to be Profitable for 2010

Bloomfield Hills, Mich., May 5, 2010 – PulteGroup, Inc. (NYSE: PHM) announced today financial results for its first quarter ended March 31, 2010. For the quarter, the Company reported a net loss of $12 million, or $0.03 per share, compared with a loss of $515 million, or $2.02 per share, for the comparable prior year period. PulteGroup’s first quarter loss includes approximately $8 million of pre-tax charges related to inventory impairments and other land- related charges. For the prior year, comparable charges totaled $410 million.

Consolidated revenues for the quarter were $1.0 billion, an increase of 75% from first quarter 2009 revenues of $584 million.

On August 18, 2009, PulteGroup completed its merger with Centex Corporation. The Company’s 2010 first quarter results are inclusive of Centex’s operations for the entire period. Prior year results have not been adjusted for this transaction.

“In our planning process for 2010, we assumed conditions in the U.S. housing industry would be comparable with the second half of 2009, with relatively stable demand and pricing,”

said Richard J. Dugas, Jr., PulteGroup Chairman, President and CEO. “We then aligned the business to be successful within this environment by implementing specific actions to drive margin expansion and overhead leverage and to capture the operating benefits associated with our Centex merger. Our first quarter financial results demonstrate the success of these actions as we took another major step toward returning PulteGroup to profitability.

“While expectations are for market conditions to remain relatively stable for the remainder of 2010, high resale inventory, particularly foreclosure inventory, expiration of the tax credit and weak consumer confidence could limit the pace of housing’s recovery for several more quarters. Despite these headwinds, PulteGroup’s results in 2010 will continue to benefit from last year’s merger with Centex and resulting opportunities to realize additional margin expansion and SG&A leverage. Assuming market conditions remain stable, we expect PulteGroup to be profitable for the year.”

Revenue from home sales (settlements) in the first quarter increased 73% to $977 million, compared with $565 million in the prior year. Higher revenue for the quarter reflects a 77% increase in closings to 3,795 homes, partially offset by a 2%, or $6,000, decrease in average selling price to $257,000.

Cost of sales in the first quarter related to home sales totaled $850 million, inclusive of $5 million of impairments and $2 million in merger-related costs. For the prior year quarter, Home sales cost of sales was $898 million, inclusive of $359 million in impairments. Excluding impairments, interest expense and merger-related costs, home sale gross margin for the quarter would have been 16.3%, an increase of 770 basis points over the prior year first quarter and a sequential increase of 210 basis points over the fourth quarter 2009.

Homebuilding selling, general and administrative (SG&A) expense for the quarter was $151 million, down from $188 million in the fourth quarter of 2009. Homebuilding SG&A costs for the quarter were 15.4% of homes sales revenue.

The Company’s first quarter homebuilding pre-tax loss was $12 million, compared with a $507 million pre-tax loss for the prior year quarter.

Net new home orders for the first quarter were 4,320 homes, an increase of 43% from the prior year first quarter, and a 15% sequential increase from the fourth quarter of 2009. The 18% cancellation rate for the quarter was down from the prior year first quarter rate of 21% and the fourth quarter 2009 rate of 26%. PulteGroup’s quarter-ending backlog more than doubled to 6,456 homes valued at $1.7 billion. Prior year backlog totaled 3,049 homes with an estimated value of $853 million.

The Company’s financial services operations reported pre-tax income of $5.5 million for the quarter, compared with a pre-tax loss of $0.7 million for the comparable prior year period. The year-over-year improvement was due primarily to a 44% increase in mortgage loans originated during the quarter which helped to drive a 65% increase in revenue for the period. The mortgage capture rate for the quarter was 75%, compared with 92% for the same quarter last year.

The Company ended the quarter with a cash balance of $2.6 billion. Adjusting for its cash position, PulteGroup reported a net-debt-to-total-capitalization ratio of 35%, compared with 38% at the comparable period last year, and 43% at year end 2009.

A conference call discussing PulteGroup’s first quarter 2010 results is scheduled for Wednesday, May 5 at 8:30 a.m. Eastern Time. Interested investors can access the live webcast via PulteGroup’s corporate website at www.pultegroupinc.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “may,” “can,” “could,” “might,” “will” and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: the possibility that the expected efficiencies and cost savings from the merger with Centex will not be realized, or will not be realized within the expected time period; the risk that the PulteGroup and Centex businesses will not be integrated successfully; disruption from the merger making it more difficult to maintain business and operational relationships; interest rate changes and the availability of mortgage financing; continued volatility in, and potential further deterioration of, the debt and equity markets; competition within the industries in which PulteGroup operates; the availability and cost of land and other raw materials used by PulteGroup in its homebuilding operations; the availability and cost of insurance covering risks associated with PulteGroup’s businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; the interpretation of tax, labor and environmental laws; changes in consumer confidence and preferences; legal or regulatory proceedings or claims; required accounting changes; terrorist acts and other acts of war; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See PulteGroup’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and other public filings with the Securities and Exchange Commission (the “SEC”) for a further discussion of these and other risks and uncertainties applicable to our businesses.

About PulteGroup

PulteGroup, Inc., based in Bloomfield Hills, Mich., is one of America’s largest home building companies with operations in 67 markets, 29 states and the District of Columbia. The Company has an unmatched capacity to meet the needs of all buyer segments through its brand portfolio that includes Pulte Homes, Centex and Del Webb, as well as its regional brands of DiVosta Homes (Florida) and Fox & Jacobs (Texas). In 2009, PulteGroup brands received more top rankings than any other homebuilder in the annual J.D. Power and Associates 2009 New-Home Builder Customer Satisfaction Study sm. Pulte Mortgage LLC is a nationwide lender offering PulteGroup customers a variety of loan products and superior service.

(a)	Web sites: www.pultegroupinc.com; www.pulte.com; www.centex.com; www.delwebb.com;

PulteGroup, Inc.

Condensed Consolidated Results of Operations

($000’s omitted, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2010	2009
CONSOLIDATED RESULTS:

Revenues:
Homebuilding	$989,792	$565,343
Financial Services	30,566	18,549

Total revenues	$1,020,358	$583,892

Pre-tax income (loss):
Homebuilding	$(11,836)	$(507,433)
Financial Services	5,472	(748)
Other non-operating	(8,144)	(4,065)

Loss before income taxes	(14,508)	(512,246)

Income tax (benefit)	(2,020)	2,572

Net loss	$(12,488)	$(514,818)

EARNINGS PER SHARE - ASSUMING DILUTION:

Net loss	$(0.03)	$(2.02)

Shares used in per share calculations	377,747	254,578

PulteGroup, Inc.

Condensed Consolidated Balance Sheets

($000’s omitted)

	March 31, 2010	December 31, 2009
	(Unaudited)
ASSETS

Cash and equivalents	$2,581,652	$1,858,234
Restricted cash	30,677	32,376
Unfunded settlements	14,952	2,153
House and land inventory	5,022,642	4,940,358
Land held for sale	60,979	58,645
Land, not owned, under option agreements	72,708	174,132
Residential mortgage loans available-for-sale	169,723	166,817
Investments in unconsolidated entities	70,875	73,815
Goodwill	895,918	895,918
Intangible assets, net	185,273	188,548
Other assets	612,410	705,040
Income taxes receivable	191,175	955,186

	$9,908,984	$10,051,222

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$262,724	$278,333
Customer deposits	81,340	74,057
Accrued and other liabilities	1,645,452	1,843,545
Collateralized short-term debt, recourse solely to applicable non-guarantor subsidiary assets	58,644	18,394
Income tax liabilities	381,120	360,921
Senior notes	4,283,149	4,281,532

Total liabilities	6,712,429	6,856,782

Shareholders’ equity	3,196,555	3,194,440

	$9,908,984	$10,051,222

PulteGroup, Inc.

Segment Data

($000’s omitted)

(Unaudited)

	Three Months Ended March 31,
	2010	2009
HOMEBUILDING:
Home sale revenues	$976,806	$564,733
Land sale revenues	12,986	610

	989,792	565,343

Home cost of revenues	(850,095)	(897,938)
Land cost of revenues	(8,998)	(904)
Selling, general & administrative expenses	(150,865)	(119,444)
Equity in loss from unconsolidated entities	(111)	(50,527)
Other income (expense), net	8,441	(3,963)

Pre-tax loss	$(11,836)	$(507,433)

FINANCIAL SERVICES:
Pre-tax income (loss)	$5,472	$(748)

OTHER NON-OPERATING:
Pre-tax income (loss):
Net interest income	$2,297	$3,050
Other expense, net	(10,441)	(7,115)

Total other non-operating	$(8,144)	$(4,065)

PulteGroup, Inc.

Business Operating Data

($000’s omitted)

(Unaudited)

	Three Months Ended March 31,
	2010	2009
Home sale revenues	$976,806	$564,733

Unit settlements:
Northeast	511	143
Southeast	710	295
Gulf Coast	1,251	656
Midwest	400	273
Southwest	436	545
West	485	235
Other homebuilding	2	—

	3,795	2,147

Average selling price	$257	$263

Net new orders:
Northeast	461	351
Southeast	730	409
Gulf Coast	1,551	756
Midwest	560	398
Southwest	514	762
West	504	346

	4,320	3,022

Net new orders - dollars*	$1,091,000	$787,000

Unit backlog:
Northeast	939	420
Southeast	1,099	478
Gulf Coast	2,381	789
Midwest	743	396
Southwest	575	611
West	719	355

	6,456	3,049

Dollars in backlog	$1,691,000	$853,000

*	Net new order dollars represent a composite of new order dollars combined with other movement of the dollars in backlog related to cancellations and change orders.

PulteGroup, Inc.

Business Operating Data, continued

($000’s omitted)

(Unaudited)

	Three Months Ended March 31,
	2010	2009
MORTGAGE ORIGINATIONS:
Origination volume	2,325	1,611

Origination principal	$498,000	$344,000

Capture rate percentage	75.3%	91.5%

PulteGroup, Inc.

Supplemental Information

($000’s omitted)

(Unaudited)

	Three Months Ended March 31,
	2010	2009
Interest expense:
Homebuilding (included in home cost of sales)	$27,000	$55,005
Financial Services	496	360
Other non-operating	482	478

Total interest expense	$27,978	$55,843

Depreciation & amortization	$12,886	$12,978

Reconciliation of Non-GAAP Financial Measures

This press release contains information about home sale gross margin excluding impairments and related charges, interest expense, and merger-related costs, which is considered a non-GAAP measure under the SEC’s rules and should be considered in addition to, rather than as a substitute for, home sale gross margin (which we define as home sale revenues less home cost of revenues) as a measure of our operating performance. Management and our local divisions use this measure in evaluating the operating performance of each community and in making strategic decisions regarding sales pricing, construction and development pace, product mix, and other daily operating decisions. We believe it is a relevant and useful measure to investors for evaluating our performance through gross profit generated on homes delivered during a given period and for comparing our operating performance to other companies in the homebuilding industry. Although other companies in the homebuilding industry report similar information, the methods used may differ. We urge investors to understand the methods used by other companies in the homebuilding industry to calculate gross margins and any adjustments thereto before comparing our home sale gross margin excluding impairments and related charges, interest expense, and merger-related costs to that of such other companies.

The following table sets forth a reconciliation of home sale gross margin excluding impairments and related charges, interest expense, and merger-related costs, a non-GAAP financial measure, to home sale gross margin, a GAAP measure, which management believes to be the GAAP financial measure most directly comparable to home sale gross margin excluding impairments and related charges, interest expense, and merger-related costs ($000’s excluded):

	Three Months Ended		Three Months Ended
	March 31, 2010	December 31, 2009	March 31, 2010	March 31, 2009
Home sale revenues	$976,806	$1,597,066	$976,806	$564,733
Home cost of revenues	(850,095)	(1,571,389)	(850,095)	(897,938)

Home sale gross margin	126,711	25,677	126,711	(333,205)

Add:
Land and community valuation adjustments (a)	3,518	139,676	3,518	326,826
Capitalized interest amortization	27,000	40,859	27,000	55,005
Merger-related costs (b)	2,444	20,684	2,444	—

Home sale gross margin excluding impairments and related charges, interest expense, and merger-related costs	$159,673	$226,896	$159,673	$48,626

Home sale gross margin as a percent of home sale revenues	13.0%	1.6%	13.0%	-59.0%
Home sale gross margin excluding impairments and related charges, interest expense, and merger-related costs as a percent of home sale revenues	16.3%	14.2%	16.3%	8.6%

(a)	Excludes amortization of capitalized interest related to write-offs of inventory of $1.0 million, $11.1 million, and $31.8 million during the three months ended March 31, 2010, December 31, 2009, and March 31, 2009, respectively.
(b)	Home sale gross margin for the three months ended March 31, 2010 and December 31, 2009 was adversely impacted by the amortization of a fair value adjustment to homes under construction inventory acquired with the Centex merger. This fair value adjustment is being amortized as an increase to cost of sales over the related home closings.